Exhibit (d)(9)(ii)

EQ ADVISORS TRUST

REVISED FORM OF AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of June 1, 2014 (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Marsico Capital Management, LLC, a Delaware limited liability company (“Marsico” or “Adviser”).

FMG LLC and Marsico agree to modify the Investment Advisory Agreement dated as of May 1, 2011 (“Agreement”) as follows:

1. New Portfolio. FMG LLC hereby appoints Marsico to serve as the Adviser to an Allocated Portion of Multimanager Aggressive Equity Portfolio (“New Portfolio”).

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to EQ/Large Cap Growth PLUS Portfolio.

3. Duration of Agreement.

a.	Except as noted in subsection (b) below, with respect to the Portfolio specified in Appendix A to the Agreement (except as provided below), the Agreement will continue in effect for a 12 month period beyond August 31, 2014 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolio specified in Amendment No. 1, the Agreement will continue in effect for a period of two years beginning June 1, 2014 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		MARSICO CAPITAL MANAGEMENT, LLC

By:		By:
	Steven M. Joenk	Name:
	Chairman, Chief Executive Officer and President	Title:

APPENDIX A

TO

REVISED FORM OF AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

WITH

MARSICO CAPITAL MANAGEMENT, LLC

Related Portfolios	Annual Advisory Fee Rate***

Focus Portfolios, which shall consist of the following Allocated Portion, and Other Allocated Portions** of Related Portfolios (collectively referred to as “Focus Portfolios”):

EQ/Large Cap Growth PLUS Portfolio*

AXA Conservative Multimanager Fund (a series of AXA Offshore Multimanager Funds Trust)*

AXA Moderate Multimanager Fund (a series of AXA Offshore Multimanager Funds Trust)*

AXA Aggressive Multimanager Fund (a series of AXA Offshore Multimanager Funds Trust)*

0.450% of the Focus Portfolios’ average daily net assets up to and including $400 million; 0.400% of the Focus Portfolios’ average daily net assets over $400 million and up to and including $1 billion; 0.375% of the Focus Portfolios’ average daily net assets over $1 billion and up to and including $1.5 billion; and 0.350% of the Focus Portfolios’ average daily net assets in excess of $1.5 billion

Multimanager Aggressive Equity Portfolio*	0.27% of the Marsico Allocated Portion’s average daily net assets.

*	Fees to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Marsico Allocated Portion.”
**	Other Allocated Portions include other investment vehicles (or series or portions thereof) that are managed by the Manager and advised by the Adviser and classified as “Focus Portfolios.”
***	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Marsico Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Marsico Allocated Portion’s net assets relative to the aggregate net assets of each respective Related Portfolio, including the Marsico Allocated Portion, used in fee calculation.